EXHIBIT 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT


The  Board  of  Directors
Diversinet  Corp.

We consent to use of our report dated November 26, 2001 relating to the consolidated balance sheets of Diversinet Corp. as of October 31, 2001 and 2000, and the related consolidated statements of loss and deficit and cash flows for each of the years in the two year period ended October 31, 2001, incorporated herein by reference, which report appears in the October 31, 2001 Annual Report on Form 20-F of Diversinet Corp., and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated November 26, 2001, contains additional comments for U.S. readers on Canada - U.S. reporting difference that states that conditions and events exist that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  KPMG  LLP


Toronto,  Canada
May  7,  2002